EXHIBIT 3.2


                             Chapman and Cutler LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603


                               November 12, 2014


Guggenheim Funds Distributors, LLC
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York Mellon
2 Hanson Place
Brooklyn, New York  11217


                 Re: Guggenheim Defined Portfolios, Series 1239
                  Diversified Income Wave Portfolio, Series 55
               Infrastructure & MLP Portfolio of CEFs, Series 20
                National Municipal Portfolio of CEFs, Series 27
                New York Municipal Portfolio of CEFs, Series 22
               Senior Loan & Income Portfolio of CEFs, Series 26
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Ladies/Gentlemen:

     We have acted as counsel for Guggenheim Funds Distributors, LLC, depositor of Guggenheim Defined Portfolios, Series 1239 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Fund (the "Units"), under a trust agreement dated November 12, 2014 (the "Indenture") among Guggenheim Funds Distributors, LLC, as sponsor (the "Sponsor"), as depositor (the "Depositor") and evaluator (the "Evaluator"), and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Diversified Income Wave Portfolio, Series 55, Infrastructure & MLP Portfolio of CEFs, Series 20, National Municipal Portfolio of CEFs, Series 27, New York Municipal Portfolio of CEFs, Series 22 and Senior Loan & Income Portfolio of CEFs, Series 26 (the "Trusts"). This opinion applies only to the Trusts. Holders of beneficial interests in a Trust are referred to herein as the "Unitholders."

     In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent (the "Transaction Documents"). For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trusts at all times in accordance with the Indenture and the Prospectus or failure to comply fully at all times with the terms of the Indenture could result in tax treatment different from that described below.

     You have informed us, and we are assuming, that the assets of the Trusts will consist of portfolios as set forth in the Prospectus. All of the assets of the Trusts constitute the "Trusts Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trusts Assets and express no opinion as to the Federal income or state tax treatment thereof.

     You have informed us, and we are assuming that the assets of the New York Municipal Portfolio of CEFs, Series 22 (the "New York Trust") will consist of shares in entities each of which is taxed as a regulated investment company (each a "RIC" and collectively, the "RICs") for federal income tax purposes (the "RIC Shares").

     Neither the Depositor nor we have independently examined the RIC Shares to be deposited in and held in the New York Trust. However, although we express no opinion with respect to the issuance of the RIC Shares, in rendering our opinion expressed herein, we have assumed that: (i) each RIC qualifies as a regulated investment company for federal income tax purposes, and (ii) the assets of the RICs will include interest-bearing obligations issued by or on behalf of the State of New York or political subdivisions thereof or United States possessions, the interest on which is excludable from gross income for federal income tax purposes and from taxable income for purposes of the personal income tax imposed by Article 22 of the New York State Tax Law (the "State Personal Income Tax") and the personal income tax imposed by The City of New York under
Section 11-1701 of the Administrative Code of the City of New York (the "City Personal Income Tax") (collectively, the "Bonds"). This opinion does not address the taxation of persons other than full-time residents of the State of New York and New York City.

     The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) the Trusts will acquire and hold the Trusts Assets solely for the account of the Unitholders; (ii) the activities of the Trusts will consist of the investment of funds in the Trusts Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trusts Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) the Trusts have not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Indenture.

     Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

          (i) We are of the opinion that, under existing United States Federal income tax law, the Trusts are not associations taxable as corporations for Federal income tax purposes but will be classified as grantor trusts and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

          (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the respective Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trusts Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trusts will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trusts' assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trusts' assets.

          (iii) Although the discussion in the Prospectus under the heading "Taxes" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trusts Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under "Taxes" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

          (iv) Based solely upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

               (a) The Trusts will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law (the "State Corporate Tax").

               (b) The Trusts will not have taxable income subject to the State Personal Income Tax.

               (c) The Trusts will not be subject to the unincorporated business tax (the "City Unincorporated Business Tax") imposed by Section 11-503 of the Administrative Code of The City of New York (the
          "Administrative Code").

               (d) The Trusts will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 of the Administrative Code (the "City Corporate Tax").

               (e) The Trusts will not have taxable income subject to the City Personal Income Tax.

               (f) Exempt-interest dividends paid by the RICs to the New York Trust and distributed to Unitholders that are excluded from gross income for federal income tax purposes and that are attributable to interest on the Bonds will be excluded from taxable income for purposes of the State Personal Income Tax and the City Personal Income Tax.

               (g) Distributions paid by the RICs to the New York Trust and distributed to Unitholders, other than exempt-interest dividends attributable to interest on the Bonds, will generally not be excluded from taxable income for purposes of the State Personal Income Tax and the City Personal Income Tax.

               (h) Each Unitholder of the New York Trust will generally recognize gain or loss for purposes of the State Personal Income Tax and the City Personal Income Tax if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when a Unitholder redeems or sells Units of the New York Trust, to the extent that such a transaction results in a recognized gain or loss to such Unitholder for federal income tax purposes.

     Unitholders of the New York Trust should be aware that, generally, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for purposes of the State Personal Income Tax and the City Personal Income Tax.

     We express no other opinion with respect to taxation under any other provision of New York law. With respect to the New York Trust, this opinion does not address the taxation of persons other than full-time residents of the State of New York and New York City who are Unitholders of the New York Trust. With respect to the New York Trust, this opinion relates only to the Unitholders of the New York Trust subject to the State Personal Income Tax and the City Personal Income Tax. No opinion is expressed with respect to the taxation of Unitholders of the New York Trust subject to the State Corporate Tax, the City Corporate Tax or the City Unincorporated Business Tax and such Unitholders are advised to consult their own tax advisors. Please note, however, that, with respect to the New York Trust, dividends from the RIC Shares attributed to a New York Unitholder that is subject to the State Corporate Tax or the City Corporate Tax may be subject to such taxes. Neither the Depositor nor we have independently examined the RIC Shares or the opinions of bond counsel with respect thereto. Ownership of Units in the New York Trust may result in other New York State and New York City tax consequences to certain taxpayers, and prospective investors should consult their tax advisors.

     Our opinion is based on the Code, the New York State Tax Law, the Administrative Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York state or city taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York state or city taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

     This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

     The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-198820) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

                                                               Very truly yours,


                                                      /s/ Chapman and Cutler LLP
                                                      --------------------------
                                                          CHAPMAN AND CUTLER LLP